Exhibit 1

SYLVIE DOUGLIS, BYLINE: NPR.

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ADRIAN MA, HOST:

This is THE INDICATOR FROM PLANET MONEY. I'm Adrian Ma.

WAILIN WONG, HOST:

And I'm Wailin Wong. Adrian, I wanted to propose a new season for us to celebrate here on THE INDICATOR - proxy season.

MA: Yeah, proxy season.

WONG: Proxy season - the time of year when publicly traded companies hold their annual stockholder meetings.

MA: Yeah, just imagine corporate executives running on stage with, like, hordes of shareholders screaming at them.

WONG: Well, they don't usually get that rowdy, but stockholders do get to make some noise during proxy season because, typically, at these annual meetings, there's different proposals that investors get to vote on. And some of the proposals come from the company, like please approve our nominees for the board of directors. But investors can also submit proposals. For example, they can nominate their own candidates for the board. And when companies and shareholders don't see eye to eye, that's when you get a proxy battle.

MA: Today on the show, we go inside one of those proxy battles unfolding at a company you've probably heard of - Hasbro. We learn about the players and their strategies and what's on the line as they face off over the future of the company.

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WONG: Hasbro is almost 100 years old. It's the maker of Mr. Potato Head, My Little Pony and Monopoly. It also has a division called Wizards of the Coast, which publishes Magic: The Gathering, a competitive trading card game, and Dungeons & Dragons, a fantasy roleplaying game.

MA: And Wailin, I understand you sort of dabble in D&D yourself?

WONG: Dabble? You're talking to a Level 5 Druid here.

MA: Oh, shoot.

WONG: I am a powerful spellcaster with the ability to change into wild animals, and I play the bassoon.

MA: (Laughter) That is amazing.

WONG: What I love about it is that there are basic rules for character building and magic spells and monsters, but then players, by rolling dice and using their imaginations, get to act out an adventure together. You can go exploring. You can fight monsters. You can hunt for treasure or go on a quest.

MA: And with that, Wailin Wong, why don't we set up this Hasbro proxy battle, D&D style?

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WONG: OK, so imagine a kingdom with our publicly traded company, Castle Hasbro, at its center.

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WONG: The castle holds a closely guarded secret, something Hasbro has never revealed publicly. And that is how much money their Wizards of the Coast division actually makes.

MA: See, Hasbro acquired Wizards of the Coast in the late '90s. But for a couple decades, it didn't release financial details about that part of the company. Then last year, the company revealed Wizards of the Coast was the most profitable part of the company. Magic: The Gathering and D&D - they had record sales in 2020, bringing in over $800 million.

SCOTT THORNE: It was just, oh, my God, this is how much money they're making compared to everything else?

MA: Scott Thorne owns a store in Carbondale, Ill., called Castle Perilous Games & Books. He sells Magic: The Gathering and Dungeons & Dragons products, and he's also a Hasbro stockholder. He has 43 shares, in fact, that he bought several years ago.

THORNE: I was always under the impression that you're making all your money on action figures and board games and Wizards of the Coast is this tiny little division over there, and it's not. And that just kind of blew my mind.

WONG: Wizards of the Coast's profitability wasn't just mind-blowing for invested retailers like Scott. It also made waves among professional investors like Connor Haley. He's been playing Magic: The Gathering since he was a kid, and now he's the managing partner of an investment firm called Alta Fox Capital.

CONNOR HALEY: It was this pivotal moment that I think was underappreciated by the market because, you know, if you don't play Magic: The Gathering or Dungeons & Dragons, it can be easy to fail to appreciate just how special these assets are.

WONG: And in Connor's view, with the success of Wizards of the Coast, Hasbro stock should be doing a lot better. In the last few years, Hasbro's stock has fallen, whereas the broader stock market has gone up. Connor felt like if Hasbro put more money into Wizards of the Coast instead of its other divisions, the share price could really take off.

MA: And so Connor set off on a kind of quest. His investment firm, Alta Fox, started buying shares in Hasbro, eventually amassing a 2.5% stake in the company.

HALEY: When you buy a stock, you're not buying a piece of paper, you're buying ownership in a business, right? You are a true owner of that business.

MA: And as one of those true owners, Connor had some ideas he wanted to share with Hasbro - like maybe Hasbro should spin off Wizards of the Coast into an independent company. And maybe some of the people running the company - you know, the board of directors - some of them should be replaced.

WONG: So in fall of 2021, Alta Fox contacted Hasbro's investor relations department. Eventually, Connor got further into Castle Hasbro. He got to talk to the CFO and the CEO.

MA: But in early 2022, things started to stall. There were emails exchanged and slideshows and virtual meetings and requests for information, but no agreement.

WONG: Hasbro declined to comment for this story, but pointed to a website where it's posted information about the proxy battle. The company calls Connor's campaign a distraction and says the Alta Fox board nominees don't have the right expertise. Connor disagrees.

HALEY: They were trying to check a box to say, hey, we spoke with this investor and we listened to his concerns, when in reality, they have not addressed most of our concerns in any substantive way. And, you know, that's why we're headed to a proxy vote in June.

WONG: On June 8, when Hasbro holds its annual meeting, it will be putting up 13 nominees for the board of directors. Alta Fox has been shifting its strategy. Earlier, it had been campaigning for three board candidates of its own. As of this taping Tuesday afternoon, it's down to one.

MA: And here's how the proxy vote goes down. First of all, it's called proxy vote because the shareholders don't actually have to be physically present at a meeting to vote. They can actually do it online or by mail. And then another thing to note here is that a lot of folks who own stocks through a retirement plan or a mutual fund company - in those cases, it's the managers of those funds who typically vote on behalf of their clients.

WONG: But Scott Thorne - the gaming store owner who owns Hasbro stock - he cast his own vote as an individual shareholder. And he went with Hasbro's nominees for the board. He was not convinced that Alta Fox would do a better job than the current leadership.

THORNE: Hasbro, from my point of view - I can't argue with how much I have sold of Magic and D&D over the past decade or the past 20 years.

MA: Scott's been running his store for three decades, and the games that Wizards of the Coast makes keep attracting new devotees. They're people like Connie Chang, who got into D&D as a high school student.

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CONNIE CHANG: I think Dream Hunter flies out of the emperor's sheath. It was strapped to your mother-father's waist.

WONG: That is Connie leading a round of D&D. They are a professional Game Master, which means they actually get paid to be the sort of storyteller, narrator, master of ceremonies all in one.

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CHANG: ...Flies through the air, this, like, beautiful silver blade, and we see each of the runes on the blade - bing, bing, bing, bing, bing, bing - like, light up eight and (imitating poof sound) fly.

WONG: People like Connie have big stakes in Hasbro, even if they're not literal stockholders.

CHANG: It's the creators, the players, us that make this game, make this hobby worth investing in, right? We write ourselves into the narrative with the work we do in the hobby.

MA: Connie's part of a group of all transgender players who stream their games on Twitch. They're part of a super passionate community that loves the game, but also, they want to see it evolve - you know, make it more inclusive and more supportive of creators from marginalized backgrounds.

CHANG: We are always pushing for change that we later see maybe one or two years later being implemented officially.

WONG: So in a few weeks, we'll know the outcome of this proxy fight between Hasbro and Connor Haley, between management and investors. And far outside the boardroom, in the spaces where Connie plays, their communities will keep pushing the boundaries of what the game can be and defining Hasbro's future in their own way.

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MA: This episode was produced by Jess Kung with engineering from James Willetts. It was fact-checked by Corey Bridges. Our senior producer is Viet Le. Kate Concannon edits the show. And THE INDICATOR is a production of NPR.

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